Exhibit 10.1

UNITED TECHNOLOGIES CORPORATION

BOARD OF DIRECTORS

2006 RETAINER PAYMENT ELECTION FORM

I hereby elect to receive my annual retainer for 2006, payable on the date of the annual meeting, in the following form (please check one):

60% Tax-Deferred Stock Units and 40% Cash	,

100% Tax-Deferred Stock Units	,

I elect to receive distribution of my 2006 Deferred Stock Units in (please check one):

☐	15 annual installments

☐	10 annual installments

☐	A single lump sum payment

The number of Tax-Deferred Stock Units will be determined by dividing the portion of your retainer to be paid in Stock Units (60% or 100%) by the closing price of UTC stock on the date of the annual meeting. Fractional Stock Units will accumulate in your account. All whole or partial Stock Units will be eligible for dividend equivalents equal to UTC’s declared dividend and will be credited to your account as additional Stock Units on the date the dividend is paid.

Upon retirement or termination from the Board, all Stock Units held in your account will be payable in cash, in a lump sum or in 10 or 15 annual installments based on elections on file. During the installment period, the balance in your account will continue to be valued as Stock Units unless you elect to convert the units to an interest bearing account (U.S. Treasury bill rate plus 1%). The value of your account will not be taxable until distribution. In the event of your death before distribution, account proceeds will be distributed to your estate unless a specific beneficiary designation has been made. Stock Units will be governed by the terms and conditions of the Director’s Deferred Stock Unit Plan.

(signature)

(print name)

(date)

Please Return to:	Office of the Corporate Secretary
United Technologies Corporation
Fax (860)-660-0250